Exhibit 1.2

Pricing Agreement

October 5, 2020

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.,

As Representatives of the several Underwriters

named in Schedule I hereto

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated October 5, 2020 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Debt Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement and the address of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

EVEREST REINSURANCE HOLDINGS, INC.

By:	/s/ Craig Howie
Name:	Craig Howie
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

Accepted as of the date hereof:

WELLS FARGO SECURITIES, LLC

CITIGROUP GLOBAL MARKETS INC.

As Representatives and on behalf of the Underwriters

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Adam D. Bordner
Name: Adam D. Bordner
Title: Director

SCHEDULE I

Underwriters	Principal Amount of Designated Securities to be Purchased
Wells Fargo Securities, LLC	$250,000,000
Citigroup Global Markets Inc.	$250,000,000
HSBC Securities (USA) Inc.	$120,000,000
Barclays Capital Inc.	$40,000,000
Credit Suisse Securities (USA) LLC	$40,000,000
Deutsche Bank Securities Inc.	$40,000,000
Goldman Sachs & Co. LLC	$40,000,000
J.P. Morgan Securities LLC	$40,000,000
Morgan Stanley & Co. LLC	$40,000,000
UBS Securities LLC	$40,000,000
BofA Securities, Inc.	$20,000,000
BNY Mellon Capital Markets, LLC	$20,000,000
Commerz Markets LLC	$20,000,000
Lloyds Securities Inc.	$20,000,000
RBC Capital Markets, LLC	$20,000,000
Total	$1,000,000,000

SCHEDULE II

Title of Designated Securities:

3.500% Senior Notes due 2050

Aggregate Principal Amount:

$1,000,000,000

Price to Public:

98.844% of the principal amount of the Designated Securities plus accrued interest, if any, from October 7, 2020

Purchase Price by Underwriters:

97.969 % of the principal amount of the Designated Securities plus accrued interest, if any, from October 7, 2020

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery.

Specified Funds for Payment of Purchase Price:

New York Clearing House same-day funds

Accountants’ Letter to be Delivered on Date of Pricing Agreement:

Yes.

Time of Delivery:

10:00 a.m., New York City time, on October 7, 2020

Indenture:

Indenture dated as of March 14, 2000 (the “Original Indenture”), between the Company and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, as supplemented by the Fifth Supplemental Indenture to be dated as of October 7, 2020 (the “Fifth Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), between the Company and The Bank of New York Mellon.

Maturity Date:

October 15, 2050

Interest Rate:

3.500%

Interest Payment Dates:

Semi-annually on April 15 and October 15, commencing April 15, 2021.

Redemption Provisions:

The Designated Securities are redeemable, in whole at any time or in part at any time, for cash at the redemption prices set forth in the Fifth Supplemental Indenture plus, in each case, accrued and unpaid interest on the Designated Securities to the date of redemption.

Sinking Fund Provisions:

None.

Defeasance Provisions:

The defeasance and covenant defeasance provisions of the Indenture will apply to the Designated Securities.

Applicable Time:

4:05 p.m., New York City time, on October 5, 2020

Closing Location for Delivery of Designated Securities:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Names and Addresses of Representatives:

Designated Representatives:

Wells Fargo Securities, LLC

OR

Citigroup Global Markets Inc.

Address for Notices, etc.:

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

tmgcapitalmarkets@wellsfargo.com

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Attn: General Counsel

Fax: (646) 291-1469

SCHEDULE III

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

October 5, 2020

Relating to

Preliminary Prospectus Supplement dated October 1, 2020 to

Prospectus dated September 12, 2018

Registration Statement No. 333-227297-01

PRICING TERM SHEET

EVEREST REINSURANCE HOLDINGS, INC.

$1,000,000,000 3.500% Senior Notes due 2050

EVEREST REINSURANCE HOLDINGS, INC.

Issuer:	Everest Reinsurance Holdings, Inc. (the “Issuer”)

Aggregate Principal Amount:	$1,000,000,000

Security Title:	3.500% Senior Notes due 2050

Offering Format:	SEC Registered

Trade Date:	October 5, 2020

Settlement Date:	October 7, 2020 (T+2)

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing April 15, 2021

Maturity Date:	October 15, 2050, or if such date is not a business day, the following business day

Price to Public:	98.844% of the principal amount

Coupon:	3.500% per annum

Benchmark Treasury:	1.250% due May 15, 2050

Benchmark Treasury Price and Yield:	92-19; 1.563%

Spread to Benchmark Treasury:	+ 200 basis points (2%)

Yield to Maturity:	3.563%

Underwriting Discount:	0.875%; ($8,750,000 in the aggregate)

Net Proceeds to Issuer Before Expenses:	$979,690,000

Optional Redemption:	The Notes will be redeemable at the Issuer’s option, in whole or in part for cash, at any time prior to April 15, 2050 (six months prior to the Maturity Date) (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest thereon to the redemption date.

At any time on or after the Par Call Date, Issuer may redeem the Notes in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	299808 AH8 / US299808AH86

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.

Senior Co-Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
UBS Securities LLC

Junior Co-Managers:	BofA Securities, Inc.
BNY Mellon Capital Markets, LLC
Commerz Markets LLC
Lloyds Securities Inc.
RBC Capital Markets, LLC

Terms used but not defined in this pricing term sheet have the meanings assigned to them in the preliminary prospectus supplement dated October 1, 2020.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling: Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or wfscustomerservice@wellsfargo.com or Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or prospectus@citi.com.

This communication should be read in conjunction with the preliminary prospectus supplement dated October 1, 2020 and the accompanying prospectus dated September 12, 2018.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.